Exhibit 99.1

STEN Corporation to Finance PayCenters Roll-Out

MINNEAPOLIS, November 28, 2005, /PRNewswire-FirstCall/ — STEN Corporation (Nasdaq: STEN), a Minneapolis-based diversified business, announced today that through its wholly-owned subsidiary, Sten Acquisition Corporation, it has entered into an agreement with Las Vegas-based Site Equities International, Inc and its wholly-owned subsidiary, PayCenters, LLC. to provide financing through a loan of up to $2 million to support the deployment of self-service financial services kiosks.  Pursuant to its agreement with Site Equities and PayCenters, STEN also has the right to effect a merger with Site Equities.   PayCenters is engaged in placing self-service kiosks in retail locations that are used to facilitate bill payments and other financial transactions for a fee. The kiosk units are also expected to yield fee income from the sale of advertising (see www.PayCentersUSA.com).

Commenting on the agreement with PayCenters, STEN CEO, Kenneth Brimmer, noted, “We believe there is significant potential for the PayCenters business. The company’s goals are directed toward an aggressive placement of kiosk units resulting in substantial earnings.  The PayCenters’ business plan targets more than 10,000 kiosk units over the next six years.  We see our relationship with PayCenters furthering our goal of being involved in a venture with significant growth potential.    While we are continuing our evaluation of this business and the industry, we are excited to take this initial step of financing deployment of PayCenters kiosks through the loan transaction.”

STEN Corporation, headquartered in Minnesota, is a diversified business. The Company operates a chain of fast-food, drive-through restaurants under the Burger Time name. In addition, the Company provides contract manufacturing services for surgical instrument sterilization container systems.

STEN Corporation common stock is traded on the Nasdaq Capital Market under the symbol “STEN.” More information about STEN Corporation is available at the Company’s website: www.stencorporation.com. Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties including the following risks: the possibility that Site Equities may fail to repay the loan amounts when due; the collateral securing the debt to Site Equities may be insufficient for the Company to recoup amounts lent in the event of default; Site Equities’ use of the loan proceeds may not improve its operations, making it more difficult for Site Equities to repay the loan to STEN and making STEN’s merger option less attractive; the expenses associated with the transaction may exceed the benefits received by STEN; management’s time and attention may be diverted in evaluating PayCenters’ business to determine whether to proceed with the merger transaction and in preparing for the loan and merger transactions; there is no assurance that the merger will occur on the terms negotiated or on any terms; and the anticipated benefits of any transaction with Site Equities and PayCenters may not materialize as expected, if at all.  Actual results likely will differ materially from expectations, depending on a variety of factors. Some of these risks are described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty or obligation to update any of the forward-looking statements after the date of this release.

Source:  STEN Corporation

FOR MORE INFORMATION CONTACT:

KENNETH W. BRIMMER

CEO

STEN CORPORATION

952-545-2776

kbrimmer@stencorporation.com